Exhibit 10.3(d)

FIRST AMENDMENT TO
CENTURY TELEPHONE ENTERPRISES, INC.
NOW CENTURYTEL, INC.
SUPPLEMENTAL DEFINED BENEFIT PLAN

This First Amendment to the CenturyTel, Inc. Supplemental Defined Benefit Plan ("Plan") is effective November 17, 2005.

WHEREAS, Article XVI permits the Board to amend the Plan; and

WHEREAS, the name of the Plan needs to be changed to reflect the change of the corporate name from Century Telephone Enterprises, Inc. to CenturyTel, Inc.; and

WHEREAS, at its meeting on November 17, 2005, the Board approved a recommendation from the Compensation Committee that the Plan be amended to transfer each active Participant's accrued benefit to the CenturyTel, Inc. Retirement Plan under the QSERP concept and to grant inactive participants the option to: (i) terminate participation in the Plan by paying to the Participant the present value of his or her accrued benefit in cash (without tax assistance), or (ii) retain his or her benefits in the Plan, which will be made compliant with Code Section 409A; and

WHEREAS, the executive officers of the Company were authorized and directed by the Board to prepare and execute the Amendments to the various Plans and Trusts and to take all such other actions as they deem necessary and proper to carry out the recommendations approved in the resolutions.

NOW, THEREFORE, the Plan is amended effective November 17, 2005 as follows:

I.

Delete the name "Century Telephone Enterprises, Inc." each place that it appears in the Plan and insert in its place "CenturyTel, Inc.".

II.

Amend Section 4.01 to read as follows:

4.01  The monthly retirement benefit payable to a Participant on his Normal Retirement Date shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(i) and 6.1(a)(ii) of the CenturyTel, Inc. Retirement Plan, computed without taking into account the limitation contained in Sections 2.14(d) and 5.7 thereof, over the amount so determined taking into account such limitations, less the amount determined pursuant to Section 6.1(a)(iii) of the CenturyTel, Inc Retirement Plan.

III.

Add new Section 11.04 to read as follows:

11.04  Notwithstanding any other provision of the Plan, each inactive Participant as of November 17, 2005 shall have the following options, which he must exercise no later than December 15, 2005, so that a cash payment (if elected) can be distributed to the Participant prior to 2006:

Option 1:  Receive a single sum payment in 2005 of the Actuarial Equivalent present value of the Participant’s accrued benefit under the Plan, or

Option 2:  Retain the Participant’s accrued benefit under the Plan, as amended to comply with Code Section 409A.

IN WITNESS WHEREOF, CenturyTel has executed this Amendment on this 29th day of December, 2005.

CENTURYTEL, INC.
By: /s/ R. Stewart Ewing, Jr. R. Stewart Ewing, Jr.,
Executive Vice-President and Chief Financial Officer